TWELFTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT,
TERM LOAN AND SECURITY AGREEMENT

THIS TWELFTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT, dated as of June 20, 2019 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a credit facility has been extended to the Borrower pursuant to the terms of that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011 (as amended and modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement; and

WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below:

(a) New definitions of “Adjusted EBITDA” and “Twelfth Amendment” are added to Section 1.2 in correct alphabetical order to read as follows:

“ “Adjusted EBITDA” shall mean EBITDA plus add-backs for discontinued operations and for Agent’s $50,000 amendment fee charged in connection with the Twelfth Amendment.

“Twelfth Amendment” shall mean the Twelfth Amendment to Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of June 20, 2019.”

(b) The definition of “EBITDA” set forth in Section 1.2 is amended to read as follows:

“ “EBITDA” shall mean for any period, for Borrower, the sum of (i) Net Income for such period, plus (ii) all Interest Expense for such period, plus (iii) all charges against income of Borrower for such period for federal, state and local taxes expenses, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period, plus (vi) any extraordinary, unusual or non-recurring non-cash expenses or losses (including non-cash losses on sales of assets outside of the Ordinary Course of Business) during such period, minus (vii) any extraordinary, unusual or non-recurring non-cash income or gains (including gains on the sale of assets outside of the Ordinary Course of Business) during such period, in each case, only to the extent included in the statement of net income for such period. For purposes of calculating EBITDA an add-back for Agent’s $50,000 amendment fee charged in connection with the Twelfth Amendment will be permitted.”

(c) A new Section 1.5 is added to read as follows:

“1.5. Eurodollar Notification.

Section 3.8.2. of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.”

(d) Section 2.1(a)(y)(a)(iii) is amended to read as follows:

“(iii) a $550,000 availability block established from a portion of the South Georgia Insurance Proceeds which availability block will be reduced to $250,000 if Borrower (A) is in compliance with the Minimum Adjusted EBITDA covenant for the quarter ending as of September 30, 2019 and (B) has received no less than $4,000,000 from the Release of Restricted Insurance Closure Fund net of any required collateral increases to the closure coverage for the Richland, Washington facility, and will be further reduced to zero if Borrower is in compliance with the Minimum Adjusted EBITDA covenant for the quarter ending as of December 31, 2019, minus”.

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(e) Section 2.4(a) is amended to read as follows:

“Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrower in the sum equal to such Lender’s Commitment Percentage of $6,095,238.12. The Term Loan was advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: equal monthly installments of $101,600 commencing on April 1, 2016 through June 1, 2019 and thereafter equal monthly installments of $35,547.30 commencing on July 1, 2019 and continuing on the first (1st) day of each month thereafter with the remaining balance due in full on the last day of the Term. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4(a). The Term Loan may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as Borrower may request. In the event that Borrower desires to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, Borrower shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (h) shall apply.”

(f) The last sentence of Section 4.15(h) is amended to read as follows:

“Notwithstanding the foregoing, a deposit account control agreement is not required for a Canadian account of any Credit Party provided that any amount in excess of $500,000 in any such account must be used to pay down Revolving Advances within twenty (20) days.”

(g) Section 6.5 is amended to read as follows:

“6.5. Financial Covenants.

(a) Tangible Adjusted Net Worth.

Maintain at all times a Tangible Adjusted Net Worth in an amount not less than $25,000,000.

(b) Minimum Adjusted EBITDA.

Cause to be maintained a minimum Adjusted EBITDA of at least (i) $475,000 for the one quarter period ending as of June 30, 2019; (ii) $2,350,000 for the two quarter period ending as of September 30, 2019; and (iii) $3,750,000 for the three quarter period ending as of December 31, 2019.

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(c) Fixed Charge Coverage Ratio.

Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0 for the four quarter period ending as of March 31, 2020 and for each fiscal quarter thereafter.”

(h) Exhibit 1.2(a) is deleted in its entirety and replaced with a new Exhibit 1.2(a) attached hereto and incorporated herein by reference.

2. No Eurodollar Rate Loans. The Borrower shall not have the option to elect any Eurodollar Rate Loans until it is in compliance with the Fixed Charge Coverage Ratio as confirmed by the Agent.

3. Conditions Precedent. This Amendment shall be effective as of the date hereof upon satisfaction of each of the following conditions precedent:

(a) the execution of this Amendment by the Borrower, the Required Lenders and the Agent; and

(b) receipt by the Agent of an amendment fee of $50,000.

4. Representations and Warranties. The Borrower hereby represents and warrants in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

5. Acknowledgments, Affirmations and Agreements. The Borrower (i) acknowledges and consents to all of the terms and conditions of this Amendment and (ii) affirms all of its obligations under the Credit Agreement and the Other Documents.

6. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

7. Expenses. The Borrower agrees to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

9. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	PERMA-FIX ENVIRONMENTAL SERVICES, INC.

	By:	/s/ Ben Naccarato
	Name:	Ben Naccarato
	Title:	CFO

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

	By:	/s/ Scott Goldstein
	Name:	Scott Goldstein
	Title:	Senior Vice President

Exhibit 1.2(a)

[Letterhead of Company]

COMPLIANCE CERTIFICATE __________________, 20__

PNC Bank, National Association, as Agent

One Piedmont Town Center

4720 Piedmont Row Drive

Suite 300

Charlotte, NC 28210

Attention: Scott Goldstein

The undersigned, the [Chief Executive Officer][President][Chief Financial Officer][Controller] of Perma-Fix Environmental Services, Inc., a Delaware corporation, gives this certificate to PNC Bank, National Association, as Agent (in such capacity, the “Agent”), in accordance with the requirements of Section 9.7 and 9.8 (Annual and Quarterly Financial Statements) of that certain Revolving Credit, Term Loan and Security Agreement dated as of October 31, 2011, among the Borrower, the financial institutions which are parties thereto as Lenders, and the Agent (the “Loan Agreement”).

Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.	Based upon my review of the financial statements of the Company for the [Fiscal Year/Quarter] ending __________________, 20__, copies of which are attached hereto, I hereby certify that:

(a)	Section 6.5(a), the Tangible Adjusted Net Worth is [satisfied / not satisfied] at $__________ when compared to the required amount of at least $25,000,000.

(b)	Section 6.5(b), the Minimum Adjusted EBITDA is [satisfied / not satisfied] at $________ when compared to the required (i) $475,000 for the one quarter period ending as of June 30, 2019; (ii) $2,350,000 for the two quarter period ending as of September 30, 2019; and (iii) $3,750,000 for the three quarter period ending as of December 31, 2019.

(c)	Section 6.5(c), the Fixed Charge Coverage Ratio is [satisfied / not satisfied] at _____ to 1.0 when compared to the required 1.15 to 1.0 for the four quarter period ending as of March 31, 2020 and as of the end of each fiscal quarter thereafter.

(d)	Sections 7.4, Investments are [satisfied/not satisfied] as there are $xx,xxx (if none, so state) outstanding.

(e)	Sections 7.5(a), Loans are [satisfied/not satisfied] as no advances, loans or extensions of credit have been made except for extensions of trade credit in connection with the sale of Inventory in the Ordinary Course of Business and Section 7.5(b), Loans to employees in the Ordinary Course of Business in the amount of $xx,xxx (if none, so state) are [less/more] than the allowable amount of $1,000,000 in the aggregate.

(f)	Sections 7.6, Capital Expenditures are [satisfied/not satisfied] as $xx,xxx is [less/more] than the allowable amount of $3,000,000 for any fiscal year.

(g)	Sections 7.7, Dividends and Distributions are [satisfied/not satisfied] as the payment of all dividends and distributions comply with the provisions of Section 7.7.

(h)	Sections 7.8, Create additional Indebtedness is [satisfied/not satisfied] as such additional Indebtedness complies with the provisions of Section 7.8.

(i)	Sections 7.11, Leases are [satisfied/not satisfied] as $xx,xxx is [less/ more] when compared to the annual rental payments for all property of $1,000,000.

2.	No Default exists on the date hereof, other than: _______________[if none, so state]; and

3.	No Event of Default exists on the date hereof, other than _____________ [if none, so state].

4.	As of the date hereof, if applicable, Borrower is current in all material respects in payment of all accrued rent, warehouse fees, and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrowers’ failure to pay or delay in payment of any such rent or other charges.

5.	Additionally, as of the date hereof, as required by Section 9.3, to the best of my knowledge, Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health, or if such is not the case, specifying in all areas of material non-compliance of which such officer has actual knowledge and the proposed action Borrower will implement in order to achieve compliance in all material respects unless full compliance is otherwise required.

6.	The financial statements attached hereto are complete and accurate in all respects and were prepared in accordance with GAAP, consistently applied, except for the absence of footnotes and subject to year end audit adjustments, and except as may be disclosed in such financial statements.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

_________________ as [Chief Executive Officer] [President] [Chief Financial Officer] [Controller]

Dated ______________

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Spreadsheet